Exhibit 99.1

Press Release

Wind Works Power Corp. Closes $20 Million in Non-Dilutive Financing for 150MW Wind Project in North Dakota, USA

August 3, 2011

OTTAWA, ONTARIO--(MARKET WIRE)—August 3, 2011 – Wind Works Power Corp. (OTCQB:WWPW.BBO - News)(Frankfurt:R5E1.F - News)(WKN: A0RPM2) is pleased to announce it has closed a $20 Million financing for Thunder Spirit, a 150 megawatt (MW) wind energy project located in North Dakota. Wind Works holds a 75% interest in the project. The financing is non-dilutive at the public company level.

The financing includes $1.93 million to fund development costs in order to get the project shovel-ready, plus an additional $18.7 million Letter of Credit required for an interconnection with the grid operator, the Midwest Independent System Operator`s (Midwest ISO) power market.

The financing is a convertible debenture facility with a Maturity Date of January 31, 2013. Both interest and principal are due at Maturity. The investor may, at its sole option, elect to convert all or part of their investment into project equity in Thunder Spirit. In such a case, the investor would earn a 49% interest in the project if they elected to convert. Following conversion, Wind Works shall have the option to repurchase the project equity upon 30 days’ notice.

Thunder Spirit will connect into the Midwest ISO power market, subject to completion of the facilities study. Commencement of construction is currently planned for 2012.

Project Highlights:

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Wind resource in North Dakota is the highest resource in the Midwest ISO power market, which includes States such as North Dakota, Minnesota, Wisconsin, Iowa, and Illinois;

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Project qualified and entered the Definitive Planning Phase with the grid operator Midwest ISO in March 2010;

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Midwest ISO Queue position G752 for 150 MW;

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Power Purchase Agreement negotiations ongoing;

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Construction costs are estimated at $300 Million.

“This financing enables us to finalize development of Thunder Spirit and procure a power purchase agreement so we can commence construction in 2012”, comments Dr. Ingo Stuckmann, Wind Works’ President and CEO. “Thunder Spirit is in close proximity to the 180MW Tatanka project that I personally managed the development of and has been in operation since 2008. We know this area very well, we know how the MISO power market works, and we look forward to bring the project on-stream.”